Exhibit 99.1

News Release

Media Contact:

Richard Jurek, Vice President

(312) 444-5281

www.northerntrust.com

Northern Trust Offers $250 Million of Five-Year Fixed Rate Notes

CHICAGO – August 23, 2006 – Northern Trust Corporation, a multibank holding company, agreed to sell $250 million of five-year non-callable fixed rate notes through lead manager Merrill Lynch & Co. and co-managers J.P. Morgan Securities Inc. and UBS Securities LLC.

The notes are priced at 99.85 with a coupon of 5.30 percent to yield 5.335 percent. The notes mature on August 29, 2011.

Northern Trust intends to use the proceeds of the offering for general corporate purposes.

The notes are being offered pursuant to a shelf registration statement covering up to $500 million of debt and equity securities that was filed with the Securities and Exchange Commission on May 20, 2003. Copies of the prospectus and prospectus supplement may be obtained from Merrill Lynch & Co., 4 World Financial Center, Prospectus Department, New York, N.Y. 10080.

This press release does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where the offer or sale is not permitted.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of 84 offices in 18 U.S. states and has international offices in 12 locations in North America, Europe and the Asia-Pacific region. As of June 30, 2006, Northern Trust had assets under custody of $3.2 trillion, and assets under investment management of $640 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining high-touch service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.